Exhibit 99.1

FOR IMMEDIATE RELEASE

TPC GROUP ANNOUNCES ELECTION OF EUGENE R. ALLSPACH TO THE BOARD OF

DIRECTORS

HOUSTON (Monday, February 21, 2011) – TPC Group Inc. (NASDAQ:TPCG) announced today the election of Eugene Allspach as a new member of the Board of Directors effective February 18, 2011, increasing its size from seven to eight.

Mr. Allspach currently serves as President of E.R. Allspach & Associates, LLC, a consulting company to new business development activities in the petrochemical industry and has more than 38 years of experience in the plastics and chemical industries.

“I’m very excited to join this diverse board of directors,” said Allspach. “I look forward to contributing my knowledge and experience to the strategic vision of TPC as a leading provider of value-added products within the petrochemical industry.”

Before creating Allspach & Associates, Mr. Allspach worked for Equistar Chemicals, and Millennium Petrochemicals (formerly, Quantum Chemical Company), during which time he served in various executive positions overseeing manufacturing, business development and research and technology. Mr. Allspach has also held various leadership positions within the American Chemistry Council and National Petrochemical and Refiners Association.

“We are very fortunate to have Gene serve on our board,” said TPC Group President and CEO Charlie Shaver. “His broad based knowledge of the petrochemical industry will be invaluable as we develop long-term strategy for the company.”

Mr. Allspach earned a Bachelor of Science in Chemical Engineering from the University of Cincinnati, a Master of Science in Chemical Engineering from Rice University and has completed the University of Pennsylvania, Wharton Advanced Management School.

About TPC Group

TPC Group Inc. is a leading producer of value-added products derived from niche petrochemical raw materials such as C4 hydrocarbons. The Company sells its products into a wide range of performance, specialty and intermediate markets, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. Headquartered in Houston, Texas, and with an operating history of over 68 years, the Company has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel, Port Neches and Baytown, Texas and operates a product terminal in Lake Charles, Louisiana. For more information, visit the Company’s website at http://www.tpcgrp.com.

Investor Relations
Contact:	Scott Phipps
Email:	scott.phipps@tpcgrp.com
Phone:	713-475-5294

Contact:	Miguel Desdin
Email:	miguel.desdin@tpcgrp.com
Phone:	713-627-7474

Media Relations
Contact:	Sara Cronin
Email:	sara.cronin@tpcgrp.com
Phone:	713-627-7474

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